Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Dan Tucker
404-506-5310
dstucker@southernco.com

October 30, 2013
Southern Company reports third quarter earnings

ATLANTA - Southern Company today reported third quarter 2013 earnings of $852 million, or 97 cents per share, compared with earnings of $976 million, or $1.11 per share, in the third quarter of 2012.

For the nine months ended Sept. 30, 2013, Southern Company’s earnings were $1.23 billion, or $1.41 per share, compared with earnings of $1.97 billion, or $2.26 per share, for the same period a year ago.

Earnings for the three months and nine months ended Sept. 30, 2013, include after-tax charges of $93 million (11 cents per share) and $704 million (81 cents per share), respectively, related to increased cost estimates for the construction of Mississippi Power’s Kemper County project. Earnings for the nine months ended Sept. 30, 2013, also include a $16 million (2 cents per share) after-tax charge related to the restructuring of a leveraged lease investment. Earnings for the nine months ended Sept. 30, 2012, include $21 million (2 cents per share) of insurance recovery related to the March 2009 litigation settlement agreement with MC Asset Recovery, LLC.

Excluding these items, Southern Company earned $945 million, or $1.08 per share, in the third quarter of 2013, compared with earnings of $976 million, or $1.11 per share, during the third quarter of 2012.

For the first nine months of both 2013 and 2012, excluding these items, Southern Company earned $1.95 billion, or $2.24 per share.

Earnings were negatively influenced by cooler-than-normal temperatures and unusually heavy rainfall in the third quarter of 2013 compared with the third quarter of 2012.

“During the past quarter, our service territory experienced its highest level of rainfall in nearly 100 years,” said Thomas A. Fanning, Southern Company chairman, president and CEO. “At the same time, cooler temperatures prevailed across our territory. For instance, in metro Atlanta - where we would normally expect to see more than 100 hours of summer temperatures above 90 degrees - we only saw one such hour. This unique combination of circumstances resulted in one of the mildest southeastern summers in the last 20 years.”

Third quarter 2013 operating revenues were $5.02 billion, compared with $5.05 billion for the same period in 2012, a decrease of 0.6 percent. Year-to-date 2013 revenues were $13.16 billion, compared with $12.83 billion for the same period in 2012, a 2.5 percent increase.

Kilowatt-hour sales to retail customers in Southern Company's four-state service area decreased 1.5 percent in the third quarter of 2013 compared with the third quarter of 2012. Residential and commercial energy sales decreased 5.3 percent and 1.3 percent, respectively, while industrial energy sales increased 2.6 percent.

For the year to date, retail sales decreased 0.9 percent compared with the same period in 2012. Residential and commercial energy sales decreased 1.4 percent and 1.5 percent, respectively, while industrial energy sales increased 0.4 percent.

Total energy sales to Southern Company’s customers in the Southeast, including wholesale sales, decreased 2.9 percent in the third quarter of 2013 compared with the same period in 2012. For the year to date, total energy sales decreased 1.2 percent compared with the same period in 2012.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern time today, during which Fanning and Chief Financial Officer Art P. Beattie will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/events.cfm. A replay of the webcast only will be available at the site for 12 months.

Southern Company has also posted on its website detailed financial information on its third quarter performance. These materials are available at www.southerncompany.com.

With 4.4 million customers and nearly 46,000 megawatts of generating capacity, Atlanta-based Southern Company (NYSE: SO) is the premier energy company serving the Southeast through its subsidiaries. A leading U.S. producer of clean, safe, reliable and affordable electricity, Southern Company owns electric utilities in four states and a growing competitive generation company, as well as fiber optics and wireless communications. Southern Company brands are known for energy innovation, excellent customer service, high reliability and retail electric prices that are below the national average. Southern Company and its subsidiaries are leading the nation’s nuclear renaissance through the construction of the first new nuclear units to be built in a generation of Americans and are demonstrating their commitment to energy innovation through the development of a state-of-the-art coal gasification plant. Southern Company has been recognized by the U.S. Department of Defense and G.I. Jobs magazine as a top military employer and listed by DiversityInc as a top company for Blacks. The company received the 2012 Edison Award from the Edison Electric Institute for its leadership in new nuclear development, was named Electric Light & Power magazine's Utility of the Year for 2012 and is continually ranked among the top utilities in Fortune’s annual World’s Most Admired Electric and Gas Utility rankings. Visit our website at www.southerncompany.com.

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